Exhibit 99.2

Item 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations

INTRODUCTION

Our Business

       We are a leading provider of offshore contract drilling services to the international oil and gas industry. We own and operate a fleet of 46 drilling rigs and have four ultra-deepwater semisubmersible rigs under construction. Our drilling rigs are located throughout the world and concentrated in the major geographic regions of Asia Pacific (which includes Asia, the Middle East, Australia and New Zealand), Europe/Africa, and North and South America.

       We provide our drilling services to major international, government-owned and independent oil and gas companies on a "day rate" contract basis. Under day rate contracts, we provide the drilling rig and rig crews and receive a fixed amount per day for drilling the well. Our customers bear substantially all of the ancillary costs of constructing the well and supporting drilling operations, as well as the economic risk relative to the success of the well. Drilling contracts are, for the most part, awarded on a competitive bid basis. We do not provide "turnkey" or other risk-based drilling services.

       In 2007, our revenues and net income increased significantly to record levels as we continued to experience strong rig demand, high utilization and escalating day rates in a majority of the geographic regions in which we operate. We added our tenth new ultra high-specification jackup rig, ENSCO 108, to our fleet and commenced construction of ENSCO 8503, our fourth ENSCO 8500 Series® ultra-deepwater semisubmersible rig. We entered into a long-term drilling contract for ENSCO 8502 in the Gulf of Mexico that is scheduled to commence upon its delivery from the shipyard in 2009. In addition to the substantial capital investment being made to our deepwater fleet, our Board of Directors authorized an additional $500.0 million of stock repurchases following the completion of our initial $500.0 million stock repurchase authorization.

       We are looking forward to the positive impact our deepwater initiative will have in 2008 as ENSCO 7500, our semisubmersible rig currently operating in the Gulf of Mexico, rolled to a significantly higher day rate in February. Furthermore, ENSCO 8500 is expected to commence its initial four-year contract in the Gulf of Mexico by late 2008 following completion of commissioning, mobilization and final outfitting.

Our Industry

       Financial operating results in the offshore contract drilling industry have historically been very cyclical and are primarily related to the demand for drilling rigs and the available supply of rigs.

   Drilling Rig Demand

       Demand for rigs is directly related to the regional and worldwide levels of offshore exploration and development spending by oil and gas companies, which is beyond our control. Offshore exploration and development spending may fluctuate substantially from year to year and from region to region. Such spending fluctuations result from many factors, including:

•	demand for oil and gas,
•	regional and global economic conditions and expected changes therein,
•	political, social and legislative environments in the U.S. and other major oil-producing countries,
•	production levels and related activities of OPEC and other oil and gas producers,
•	technological advancements that impact the methods or cost of oil and gas exploration and development,
•	disruption to exploration and development activities due to hurricanes and other severe weather conditions, and
•	the impact that these and other events have on the current and expected future prices of oil and natural gas.

       During 2007, jackup rig demand continued to meet or exceed supply in all major geographical regions except the Gulf of Mexico, where there continued to be an excess supply of available jackup rigs due to a decline in shallow-water drilling activity over recent years, especially during the June through November hurricane season. Throughout the year, major international and large independent oil and gas companies diverted spending to areas outside of the shallow waters of the Gulf of Mexico in search of more productive oil and gas fields. However, late in the fourth quarter it appeared that shallow-water activity among the Gulf of Mexico operators began to generate a slight pick-up in demand as the hurricane season came to an end and operator budgets and drilling plans were established for 2008.

       Due to the high demand for jackup rigs on a global basis, leading day rates in 2007 were near record levels for most rig classes, utilization remained high and recently executed contracts typically had favorable terms and conditions for drilling companies. The unprecedented demand was derived, for the most part, from increased exploration and development spending by oil and gas companies as they took advantage of high oil and gas prices and the rapid growth of global energy consumption.

       The demand for ultra-deepwater drilling rigs in 2007 exceeded the available supply, both internationally and in the Gulf of Mexico. The limited availability of deepwater rigs and intense competition among oil and gas companies to contract them has increased day rates to record highs. As oil and gas companies continue to increase their investment in deepwater projects, it is anticipated that demand and utilization of the global deepwater rig fleet will remain elevated sustaining the upward pressure on day rates.

       Since factors that affect offshore exploration and development spending are beyond our control and because rig demand can change quickly, it is difficult for us to predict industry conditions, demand trends or future operating results. Periods of low demand result in excess rig supply, which generally reduces rig utilization levels and day rates; periods of high demand tighten rig supply, generally resulting in increased rig utilization levels and day rates.

   Drilling Rig Supply

       Although an estimated 50 newly constructed jackup and semisubmersible rigs are scheduled for delivery during 2008, the current supply of offshore drilling rigs is limited and new rigs require a substantial capital investment and a long period of time to construct. In addition, it is time consuming to move offshore rigs between markets. Accordingly, as demand changes in a particular market, the supply of rigs may not adjust quickly, and therefore the utilization and day rates of rigs in specific markets could fluctuate significantly. Certain events, such as limited availability of insurance for certain perils in some geographical areas, rig loss or damage due to hurricanes, blowouts, craterings, punchthroughs, and other operational events may impact the supply of rigs in a particular market and cause rapid fluctuations in rig demand, utilization and day rates.

       During the past several years, the supply of available offshore drilling rigs has been unable to meet the increasing demand of oil and gas companies on a global basis. As a result of this global supply imbalance and other commercial considerations, various industry participants ordered the construction of over 120 new offshore rigs, approximately 50 of which are scheduled for delivery in 2008. The deliveries scheduled for 2008 include approximately 35 jackup rigs, the majority of which are not contracted for work upon delivery from the shipyard. The completion of these new drilling rigs will increase supply and could reduce day rates and/or utilization as a result of softening of the affected markets as rigs are absorbed into the active fleet.

       The new rigs to be delivered in 2008 will require new skilled and other personnel to operate and it is estimated that competition for skilled and other labor will continue to intensify as a result. Furthermore, periods of high utilization, such as the current period, make it more difficult and costly to recruit and retain qualified employees. Although competition for skilled and other labor has not materially affected us to date, competition for such personnel could increase our future operating expenses with a resulting reduction in net income, or impact our ability to fully staff and operate our rigs.

BUSINESS ENVIRONMENT

Asia Pacific

       Demand for jackup rigs in 2005 strengthened and day rates improved as increased activity levels absorbed the additional rigs that mobilized to this region in the prior year. During 2006, demand for jackup rigs in this region exceeded the supply of available rigs. As a result, jackup rig utilization levels remained high and day rates continued to increase. During 2007, the prevailing demand, coupled with limited rig availability, enabled drilling contractors to continue experiencing high day rates and utilization. Jackup rig drilling contracts in the Asia Pacific region historically have been for substantially longer durations than those in other geographical regions. Since day rates for such contracts generally are fixed, or fixed subject to adjustment for variations in the contractor's costs, our Asia Pacific operations generally are not subject to the same level of day rate volatility as other regions where shorter term contracts are more prevalent.

Europe/Africa

       Our Europe/Africa offshore drilling operations are mainly conducted in northern Europe where moderate duration jackup rig contracts are prevalent. Beginning in 2005, oil and gas companies increased their spending as a result of higher oil and natural gas prices and the growing demand for oil. This led to an increase in jackup rig demand and average day rates. The trend continued into 2006, when a strong backlog of firm commitments and options in northern Europe resulted in little or no availability of jackup rigs. This caused demand to exceed the supply of available rigs and resulted in a substantial increase in day rates from the prior year. During 2007, oil and gas companies continued to increase their spending in this region and, with the shortfall of available jackup rigs, the additional demand increased average day rates further.

       Many of our jackup rig contracts in the Europe/Africa and Asia Pacific regions contain cost adjustment provisions. These provisions are designed to protect our operating margin during times when contract drilling expenses are increasing. The cost adjustment provisions usually result in an increase in contract day rates or cost reimbursement to offset operating cost increases since the inception of a contract, and may also include rate adjustment provisions addressing rate reductions in the event of a decrease in operating costs. A small portion of our average day rate increases experienced in the Europe/Africa and Asia Pacific regions are attributable to contractual cost adjustment provisions.

North and South America

       Our North and South America offshore drilling operations are mainly conducted in the Gulf of Mexico where jackup rig contracts are normally entered into for relatively short durations and day rates are adjusted to current market rates upon contract renewal. Therefore, average day rates in this region appear more volatile than in regions where longer duration contracts are more prevalent.

       During 2005, jackup rig day rates continued to increase from prior year levels as a result of a further reduction in the supply of rigs after several jackup rigs were relocated to international markets. Furthermore, two hurricanes in the region disrupted drilling operations and severely damaged or destroyed several rigs, which reduced the number of available rigs even further. Day rates continued to increase through the first half of 2006 as drilling contractors moved additional rigs out of the Gulf of Mexico to take advantage of longer duration international contracts. However, day rates began to moderate in the second half of 2006 due to a decrease in demand as oil and gas companies were reluctant to start new projects during the hurricane season. Additionally, a decrease in the price of natural gas as well as increased cost and limited availability of insurance coverage for hurricane (windstorm) loss or damage also made this region less attractive to oil and gas companies.

       During the first half of 2007, demand continued to decrease and day rates softened as a result of competition for work among drilling contractors, particularly related to smaller premium jackup rigs. In the latter half of the year, oil and gas companies remained cautious during the hurricane season and continued to shift their focus to more economically attractive prospects in the deeper waters of the Gulf of Mexico and elsewhere. As a result, jackup rig demand decreased further, resulting in an adverse impact on utilization and day rates. Drilling contractors continued to pursue international opportunities and, despite the relocation of several jackup rigs from the region in 2007, rig demand decreased at a faster pace than supply. We anticipate that drilling contractors will continue to market their Gulf of Mexico jackup rigs for longer term international contracts which, in turn, will help bring rig supply more into balance with demand.

       Our North and South America offshore drilling operations are also conducted in the Latin American countries of Mexico and Venezuela. In 2007, the demand for rigs increased as the national oil company in Mexico increased its drilling requirements in an attempt to offset continued depletion of its oil reserve. As a result, to entice rigs into this market, drilling contractors were able to obtain pricing at international day rates. Day rates moderated in the later part of 2007 as drillings rigs in the Gulf of Mexico became idle and available for service in Mexico. The national oil company in Mexico has indicated that it plans to continue its increased drilling requirements during 2008. Day rates will depend on the magnitude of their drilling requirements and the availability of drilling rigs from the Gulf of Mexico.

       Demand for deepwater semisubmersible rigs in the Gulf of Mexico continues to outpace supply resulting in high day rates and utilization for deepwater rigs. In addition to the ENSCO 7500 deepwater semisubmersible rig currently operating in the Gulf of Mexico, we have four ultra-deepwater semisubmersible rigs under construction with scheduled delivery dates in the third quarter of 2008, the first and fourth quarters of 2009 and the third quarter of 2010. The first three rigs to be delivered have secured long-term drilling contracts in the Gulf of Mexico and we are marketing ENSCO 8503 and anticipate that it will be contracted in advance of delivery. As oil and gas companies continue to increase their investment in deepwater projects, it is anticipated that the semisubmersible rigs in the Gulf of Mexico, as well as other geographical regions of the world, will remain at near full utilization for the next several years.

RESULTS OF OPERATIONS

       The following analysis highlights our consolidated operating results for each of the years in the three-year period ended December 31, 2007 (in millions):

	2007	2006	2005

Revenues	$2,143.8	$1,813.5	$1,034.3
Operating expenses
Contract drilling (exclusive of depreciation)	684.1	576.7	454.4
Depreciation	184.3	175.0	153.4
General and administrative	59.5	44.6	32.0

Operating income	1,215.9	1,017.2	394.5
Other income (expense), net	37.8	(5.9)	(24.0)
Provision for income taxes	261.7	252.7	100.5

Income from continuing operations	992.0	758.6	270.0
Income from discontinued operations, net	--	10.5	14.9
Cumulative effect of accounting change, net	--	.6	--

Net income	$992.0	$769.7	$284.9

       In 2007, our net income increased by $222.3 million, or 29%, and operating income increased by $198.7 million, or 20%, as compared to 2006. The increases were primarily due to improved average day rates of our jackup rigs in the Europe/Africa and Asia Pacific regions, partially offset by a reduction in average day rates and utilization of our Gulf of Mexico jackup rigs, as compared to the prior year.

       In 2006, our net income increased by $484.8 million, or 170%, and operating income increased by $622.7 million, or 158%, as compared to 2005. The increases were primarily due to improved average day rates in all operating areas and improved utilization of Europe/Africa and Asia Pacific jackup rigs, as compared to the prior year.

Rig Locations, Utilization and Average Day Rates

       As discussed below, we manage our business through four operating segments. However, our rigs are mobile and frequently move between segments. The following table summarizes our offshore drilling rigs by type and location as of December 31, 2007, 2006 and 2005:

	2007	2006	2005
Jackup rigs:
Asia Pacific(1)(2)	19	18	16
Europe/Africa(3)	10	9	9
North and South America(2)(3)	15	16	17
Under construction(1)	--	1	2

Total jackup rigs	44	44	44
Semisubmersible rigs:
North America	1	1	1
Under construction(4)	4	3	1

Total semisubmersible rigs	5	4	2
Barge rig - Asia Pacific	1	1	1

Total(5)	50	49	47

(1)	Upon completion of its construction in the first quarter of 2007, we accepted delivery of ENSCO 108, an ultra-high specification jackup rig that commenced drilling operations in Indonesia. Upon completion of its construction in the first quarter of 2006, we accepted delivery of ENSCO 107, an ultra-high specification jackup rig that commenced drilling operations in Vietnam.
(2)	During 2006, we mobilized ENSCO 84 from the Gulf of Mexico to Qatar.
(3)	During 2007, we mobilized ENSCO 105 from the Gulf of Mexico to Tunisia.
(4)	During 2007, we entered into an agreement to construct ENSCO 8503 with delivery expected in the third quarter of 2010. During 2006, we entered into agreements to construct ENSCO 8502 and ENSCO 8501 with deliveries expected in the first and fourth quarters of 2009, respectively.
(5)	The total number of rigs for each period excludes rigs reclassified as discontinued operations.

The following table summarizes our rig utilization and average day rates from continuing operations for each of the years in the three-year period ended December 31, 2007:
	2007	2006	2005

Rig utilization(1)
Jackup rigs
Asia Pacific	99%	98%	84%
Europe/Africa	93%	100%	96%
North and South America	80%	90%	85%

Total jackup rigs	91%	95%	87%
Semisubmersible rig - North America	97%	87%	86%
Barge rig - Asia Pacific	95%	98%	98%

Total	91%	95%	87%

Average day rates(2)
Jackup rigs
Asia Pacific	$131,384	$ 89,568	$ 69,506
Europe/Africa	198,551	149,072	84,441
North and South America	108,883	122,058	67,801

Total jackup rigs	140,042	114,587	71,694
Semisubmersible rig - North America	199,432	191,163	161,527
Barge rig - Asia Pacific	66,699	57,168	52,684

Total	$139,882	$114,762	$ 73,553

(1)	Rig utilization is derived by dividing the number of days under contract, including days associated with compensated mobilizations, by the number of days in the period.
(2)	Average day rates are derived by dividing contract drilling revenue by the aggregate number of contract days, adjusted to exclude certain types of non-recurring reimbursable revenue and lump sum revenue and contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

       Detailed explanations of our operating results, including discussions of revenue, contract drilling expense and depreciation expense by operating segment, are provided below.

Operating Income

       We are in the process of developing a fleet of deepwater semisubmersible rigs. In connection therewith, we contracted Keppel FELS Limited ("KFELS"), a major international shipyard based in Singapore, to construct seven ultra-deepwater semisubmersible rigs (the "ENSCO 8500 Series®"). The first ENSCO 8500 Series® rig has been delivered by KFELS and arrived in the Gulf of Mexico in mid-December 2008. The rig is currently undergoing final outfitting and preparing for deepwater sea trials and is projected to commence operations in February 2009. In connection with the arrival of our first ENSCO 8500 Series® rig, we have reorganized the management of our operations, establishing a separate business unit to manage our fleet of deepwater semisubmersible rigs.

       As part of this reorganization, we evaluated our remaining assets and operations, consisting of 44 jackup rigs and one barge rig organized into three business units based on major geographic region, and now consider these three business units as operating segments. Accordingly, our business now consists of four operating segments: (1) Deepwater, (2) Asia Pacific, (3) Europe/Africa and (4) North and South America. Each of our four operating segments provides one service, contract drilling.

       The following tables summarize our operating income for each of the years in the three-year period ended December 31, 2007. General and administrative expense and depreciation expense incurred by our corporate office are not allocated to our operating segments for purposes of measuring segment operating income and are included in "Reconciling Items."

Year Ended December 31, 2007
(in millions)

				North
				and	Operating
		Asia	Europe/	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenue	$72.8	$912.7	$670.8	$487.5	$2,143.8	$ --	$2,143.8
Operating expenses Contract drilling (exclusive of depreciation)	28.8	271.9	208.4	175.0	684.1	--	684.1
Depreciation	9.3	81.1	40.4	49.4	180.2	4.1	184.3
General and administrative	--	--	--	--	--	59.5	59.5

Operating income	$34.7	$559.7	$422.0	$263.1	$1,279.5	$(63.6)	$1,215.9

Year Ended December 31, 2006 (in millions)
				North
				and	Operating
		Asia	Europe/	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenue	$60.9	$585.5	$497.1	$670.0	$1,813.5	$ --	$1,813.5
Operating expenses Contract drilling (exclusive of depreciation)	26.3	226.0	158.0	166.4	576.7	--	576.7
Depreciation	8.9	75.3	36.4	50.7	171.3	3.7	175.0
General and administrative	--	--	--	--	--	44.6	44.6

Operating income	$25.7	$284.2	$302.7	$452.9	$1,065.5	$(48.3)	$1,017.2

Year Ended December 31, 2005 (in millions)
				North
				and	Operating
		Asia	Europe/	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenue	$52.0	$374.6	$241.5	$366.2	$1,034.3	$ --	$1,034.3
Operating expenses Contract drilling (exclusive of depreciation)	21.8	182.6	114.1	135.9	454.4	--	454.4
Depreciation	8.0	64.6	31.7	45.5	149.8	3.6	153.4
General and administrative	--	--	--	--	--	32.0	32.0

Operating income	$22.2	$127.4	$ 95.7	$184.8	$ 430.1	$(35.6)	$ 394.5

   Deepwater

       In 2007, revenues for ENSCO 7500 increased $11.9 million, or 20%, as compared to 2006. The increase in revenues was primarily due to a 4% increase in the average day rate which resulted from a cost escalation rate adjustment provision in the contract, and an increase in utilization to 97% in 2007 from 87% in 2006, as ENSCO 7500 was idle for approximately one month in the prior year while undergoing minor enhancement and preparatory work for its current contract. Contract drilling expense increased by $2.5 million, or 10%, as compared to 2006, primarily due to increased personnel costs and reimbursable expense partially offset by a reduction in repair and maintenance expense. Depreciation expense increased by $400,000, or 4%, as compared to 2006. The increase was primarily attributable to depreciation on minor upgrades and improvements of ENSCO 7500 completed during 2007 and 2006.

       In 2006, revenues for ENSCO 7500 increased by $8.9 million, or 17%, and contract drilling expense increased $4.5 million, or 21%, as compared to 2005. The increase in revenues was primarily due to an 18% increase in the average day rate and the increase in contract drilling expense was mainly attributable to increased personnel costs. Depreciation expense increased by $900,000, or 11%, as compared to 2005. The increase was primarily attributable to depreciation on minor upgrades and improvements of ENSCO 7500 completed during 2006 and 2005.

   Asia Pacific

       In 2007, Asia Pacific revenues increased by $327.2 million, or 56%, as compared to 2006. The increase in revenues was primarily due to a 47% increase in jackup rig average day rates and the increased size of our Asia Pacific fleet as ENSCO 84 mobilized to the region in late September 2006 and ENSCO 108 was delivered by a shipyard in the first quarter of 2007. The two rigs accounted for $101.5 million of the increase from prior year. The increase in average day rates resulted from stronger demand due to higher levels of spending by oil and gas companies coupled with limited rig availability in the region. Contract drilling expense increased by $45.9 million, or 20%, as compared to 2006, primarily due to the increased size of our Asia Pacific fleet. Excluding the impact of the two additional rigs, contract drilling expense increased by $24.7 million, or 11%, as compared to the prior year due to increased personnel costs and repair and maintenance expense. The increased costs were partially offset by a $2.7 million estimated loss recognized in the prior year related to damage sustained by ENSCO 107 while pre-loading on a drilling location offshore Vietnam. Depreciation expense increased by $5.8 million, or 8%, as compared to 2006. The increase was primarily attributable to depreciation associated with ENSCO 108 and ENSCO 84 and depreciation on minor upgrades and improvements to the Asia Pacific fleet completed during 2007 and 2006.

       In 2006, Asia Pacific revenues increased by $210.9 million, or 56%, as compared to 2005. The increase in revenues was primarily due to a 29% increase in jackup rig average day rates and an increase in jackup rig utilization to 98% in 2006 from 84% in the prior year as a result of increased demand caused by higher levels of spending by oil and gas companies. Contract drilling expense increased by $43.4 million, or 24%, as compared to 2005, primarily due to increased utilization, personnel costs and repair and maintenance expense and a $2.7 million loss related to leg damage sustained by ENSCO 107 as noted above. Depreciation expense increased by $10.7 million, or 17%, as compared to 2005. The increase was primarily attributable to depreciation associated with ENSCO 107 and ENSCO 84 and depreciation associated with capital enhancement and upgrade projects on ENSCO 67, ENSCO 76, ENSCO 56 and ENSCO 96 completed during 2006 or 2005.

   Europe/Africa

       In 2007, Europe/Africa revenues increased by $173.7 million, or 35%, as compared to 2006. The increase in revenues was primarily attributable to the addition of ENSCO 105 to the Europe/Africa jackup fleet in the first quarter of 2007, which provided $55.7 million of revenue in the current year, and to a 33% increase in average day rates. The increase in revenues was partially offset by a decrease in utilization to 93% in 2007 from 100% in 2006 primarily due to the mobilization of ENSCO 100 from Nigeria to the North Sea, which commenced in late August of 2007. The improvement in average day rates was attributable to improved demand resulting from increased spending by oil and gas companies. Contract drilling expense increased by $50.4 million, or 32%, as compared to 2006, with the majority of the increase due to the relocation of ENSCO 105, $5.5 million of costs associated with the departure of ENSCO 100 from Nigeria and a $4.2 million increase in reimbursable costs associated with ENSCO 100. Excluding the impact of the three items above, contract drilling expense increased by $19.6 million, or 13%, as compared to the prior year due to increased personnel costs and repair and maintenance expense, partially offset by a reduction in fleet-wide mobilization expense. Depreciation expense increased by $4.0 million, or 11%, as compared to 2006. The increase was primarily attributable to depreciation associated with ENSCO 105, depreciation associated with the addition of ENSCO 102 to the Europe/Africa fleet during the first quarter of 2006 and depreciation on minor upgrades and improvements to the Europe/Africa fleet completed during 2007 and 2006.

       In 2006, Europe/Africa revenues increased by $255.6 million, or 106%, as compared to 2005. The increase in revenues was primarily attributable to a 77% increase in average day rates and, to a lesser extent, the addition of ENSCO 102 to the Europe/Africa jackup fleet in February 2006, which provided $57.2 million of revenue in 2006. The improvement in day rates and utilization was primarily attributable to increased spending by oil and gas companies and a decrease in the supply of available jackup rigs. Contract drilling expense increased by $43.9 million, or 38%, as compared to 2005, primarily due to the addition of ENSCO 102, which added $25.2 million of expense in 2006, and to increased personnel costs, mobilization expense, and repair and maintenance expense. Depreciation expense increased by $4.7 million, or 15%, as compared to 2005. The increase was primarily attributable to depreciation associated with ENSCO 102 and depreciation on minor upgrades and improvements to the Europe/Africa fleet completed during 2006 and 2005.

   North and South America

       In 2007, North and South America revenues decreased by $182.5 million, or 27%, as compared to 2006. The decrease in revenues was partially due to the reduced size of our North and South America jackup fleet as ENSCO 105 relocated from the Gulf of Mexico during the first quarter of 2007 and ENSCO 84 relocated from the region during the third quarter of 2006. Excluding the impact of these two rigs, revenues decreased $114.4 million, or 19%, as compared to the prior year. An 11% decrease in average day rates and a decrease in utilization to 80% in 2007 from 90% in 2006 also contributed to the reduction in revenue from the prior year. The decrease in utilization and average day rates was due to a decrease in demand by oil and gas companies as they reduced spending on shallow water drilling in the region. Contract drilling expense increased by $8.6 million, or 5%, as compared to 2006. Excluding the impact of the two rigs relocated from the region, contract drilling expense increased $24.3 million or 16%, primarily due to increased personnel costs, insurance costs, and repair and maintenance expense. Depreciation expense decreased by $1.3 million, or 3%, as compared to 2006. The decrease was primarily attributable to the reduced size of the North and South America fleet, offset by depreciation on capital enhancement and upgrade projects completed during 2007 and 2006.

       In 2006, North and South America revenues increased by $303.8 million, or 83%, as compared to 2005. The increase in revenues was primarily due to an 80% increase in average day rates attributable to the reduced supply of Gulf of Mexico jackup rigs as we, and several of our competitors, mobilized rigs contracted for work in international markets out of the Gulf of Mexico. Contract drilling expense increased by $30.5 million, or 22%, as compared to 2005, primarily due to increased personnel costs, insurance costs and rig mobilization expense as compared to the prior year. Depreciation expense increased by $5.2 million, or 11%, as compared to 2005. The increase was primarily attributable to depreciation associated with capital enhancement and upgrade projects completed during 2006 on ENSCO 87 and ENSCO 86, partially offset by the reduced size of the North and South America fleet.

   Other

       Our general and administrative expense for 2007 increased by $14.9 million, or 33%, as compared to 2006. The increase was primarily attributable to an $11.3 million expense incurred during the current year in connection with a retirement agreement entered into in February of 2007 with our former CEO and to an increase in professional fees, salary expense and share-based compensation expense as compared to the prior year.

       Our general and administrative expense for 2006 increased by $12.6 million, or 39%, as compared to 2005. The increase was primarily attributable to an increase in salary expense and share-based compensation expense.

Other Income (Expense)

       The following is an analysis of other income (expense) for each of the years in the three-year period ended December 31, 2007 (in millions):

	2007	2006	2005

Interest income	$26.3	$14.9	$7.0
Interest expense, net:
Interest expense	(32.3)	(35.4)	(37.7)
Capitalized interest	30.4	18.9	8.9

	(1.9)	(16.5)	(28.8)
Other, net	13.4	(4.3)	(2.2)

	$37.8	$(5.9)	$(24.0)

       The increase in our interest income from 2006 to 2007 was primarily due to an increase in cash balances invested. The increase in our interest income from 2005 to 2006 was primarily due to higher average interest rates. Our interest expense decreased during the same periods due to a decrease in outstanding debt. Capitalized interest for 2007 and 2006 increased as compared to the prior year periods due to an increase in the amount invested in new rig construction projects.

       Foreign currency translation adjustments and foreign currency transaction gains and losses, including certain gains and losses on derivative instruments, are included in other, net, on our consolidated statements of income. We had net foreign currency exchange gains of $9.2 million during 2007, net foreign currency exchange losses of $2.8 million during 2006, and net foreign currency exchange gains of $700,000 during 2005.

Provision for Income Taxes

       The income tax rates imposed in the tax jurisdictions in which our non-U.S. subsidiaries conduct operations vary, as does the tax base to which the rates are applied. In some cases, tax rates may be applicable to gross revenue, statutory or negotiated deemed profits, or other bases utilized under local tax laws, rather than to net income. In addition, our drilling rigs are frequently moved from one tax jurisdiction to another. As a result, our consolidated effective income tax rate may vary substantially from one reporting period to another, depending on the relative components of our earnings generated in tax jurisdictions with higher tax rates or lower tax rates.

       Our income tax expense was $261.7 million, $252.7 million and $100.5 million in the years ended December 31, 2007, 2006 and 2005, respectively. Our effective income tax rates during those years were 20.9%, 25.0% and 27.1%, respectively.

       Income tax expense for the years ended December, 31 2007, 2006 and 2005 includes net benefits of $14.5 million, $7.3 million and $4.6 million, respectively, relating to settlements with tax authorities or other resolutions of prior year tax issues. Excluding the impact of these net benefits, our effective income tax rates for 2007, 2006 and 2005 would have been 22.0%, 25.7% and 28.4%, respectively.

       The reductions in our effective tax rate were primarily due to an increase in the relative portion of our earnings generated by foreign subsidiaries whose earnings are taxed at lower rates.

LIQUIDITY AND CAPITAL RESOURCES

       Although our business has historically been very cyclical, we have relied on our cash flow from continuing operations to meet liquidity needs and fund the majority of our cash requirements. Our management believes we have maintained a strong financial position through the disciplined and conservative use of debt. A substantial amount of our cash flow is invested in the expansion and enhancement of our fleet of drilling rigs.

       During the three-year period ended December 31, 2007, our primary sources of cash included an aggregate $2,537.4 million generated from continuing operations and $144.8 million from the exercise of stock options. Our primary uses of cash included an aggregate $681.6 million for the repurchase of common stock, $1,525.6 million for the acquisition, construction, enhancement and other improvement of our drilling rigs and $242.6 million for the repayment of debt.

       Detailed explanations of our liquidity and capital resources for each of the years in the three-year period ended December 31, 2007 are set forth below.

Cash Flow and Capital Expenditures

       Our cash flow from continuing operations and capital expenditures on continuing operations for each of the years in the three-year period ended December 31, 2007 are as follows (in millions):

	2007	2006	2005

Cash flow from continuing operations	$1,242.0	$943.8	$351.6

Capital expenditures on continuing operations:
New rig construction	$367.7	$379.9	$139.3
Rig acquisition	--	--	80.5
Rig enhancements	65.0	92.7	207.0
Minor upgrades and improvements	87.2	56.0	50.3

	$ 519.9	$528.6	$477.1

       Our cash flow from continuing operations in 2007 increased by $298.2 million, or 32%, from 2006. The increase resulted primarily from a $390.5 million increase in cash receipts from drilling services offset by a $99.9 million increase in cash payments related to contract drilling expenses.

       Cash flow from our continuing operations in 2006 increased by $592.2 million, or 168%, from 2005. The increase resulted primarily from a $771.1 million increase in cash receipts from drilling services offset by a $126.9 million increase in cash payments related to contract drilling expenses and a $72.2 million increase in cash payments related to income taxes.

       We continue to expand the size and quality of our drilling rig fleet. During the three-year period ended December 31, 2007, we invested $967.4 million in the acquisition and construction of new drilling rigs and an additional $364.7 million upgrading the capability and extending the service lives of our existing drilling rigs. We have added three new ultra-high specification jackup rigs to our fleet during the past three years, including ENSCO 106 in February 2005, ENSCO 107 in January 2006 and ENSCO 108 in March 2007.

       In June 2007, we entered into an agreement with KFELS in Singapore to construct ENSCO 8503 for a total project construction cost of approximately $427.0 million, with delivery expected in the third quarter of 2010. ENSCO 8503 is our fourth ultra-deepwater semisubmersible rig in the ENSCO 8500 Series®. The first three 8500 Series rigs (ENSCO 8500, ENSCO 8501 and ENSCO 8502) are under construction by KFELS with expected deliveries in the third quarter of 2008, first quarter of 2009 and fourth quarter of 2009, respectively, with an aggregate construction cost of approximately $1,035.0 million. The ENSCO 8500, ENSCO 8501 and ENSCO 8502 are subject to long-term drilling contracts upon completion of their construction.

       Based on our current projections, we expect capital expenditures in 2008 to include approximately $430.0 million for progress payments on the construction of the four ENSCO 8500 Series® rigs, approximately $25.0 million for rig enhancement projects and $110.0 million for minor upgrades and improvements. Depending on market conditions and opportunities, we may also make additional capital expenditures to upgrade rigs for customer requirements and construct or acquire additional rigs.

Financing and Capital Resources

       Our long-term debt, total capital and long-term debt to total capital ratios at December 31, 2007, 2006 and 2005 are summarized below (in millions, except percentages):

	2007	2006	2005

Long-term debt	$ 291.4	$ 308.5	$ 475.4
Total capital*	4,043.4	3,524.5	3,015.4
Long-term debt to total capital	7.2%	8.8%	15.8%

*	Total capital includes long-term debt plus stockholders' equity.

       We have a $350.0 million unsecured revolving credit facility (the "Credit Facility") with a syndicate of banks that matures in June 2010. We had no amounts outstanding under the Credit Facility at December 31, 2007, 2006 or 2005 and do not currently anticipate borrowing under the Credit Facility during 2008. We maintain an investment grade credit rating of Baa1 from Moody's.

       In November 2007, we repaid our $150.0 million of 6.75% Notes, which were classified in "Current maturities of long-term debt" on our December 31, 2006, consolidated balance sheet. At December 31, 2007, we have an aggregate $159.9 million outstanding under two separate bond issues guaranteed by the United States Maritime Administration ("MARAD") that require semiannual principal and interest payments. We also make semiannual interest payments on $150.0 million of debentures due in 2027.

       In March 2006, our Board of Directors authorized the repurchase of up to $500.0 million of our outstanding common stock. In August 2007, following completion of the authorized repurchase of $500.0 million of common stock, our Board of Directors authorized the repurchase of an additional $500.0 million of our outstanding common stock (the "supplemental authorization"). Aggregate repurchases of common stock during the year ended December 31, 2007 totaled 9.4 million shares at a cost of $521.6 million (an average cost of $55.56 per share).

       Since the inception of our stock repurchase programs in March 2006, we have repurchased an aggregate 12.8 million shares at a cost of $681.6 million (an average cost of $53.05 per share). As of December 31, 2007, approximately $318.4 million of the supplemental authorization remained available for repurchases of our outstanding common stock.

Contractual Obligations

       We have various contractual commitments related to our debt, operating leases and new rig construction agreements. We expect to fund these commitments from our existing cash and cash equivalents and future operating cash flow. The table below summarizes our significant contractual obligations at December 31, 2007, and the periods in which such obligations are due (in millions):

	Payments due by period
		2009	2011
		and	and	After
	2008	2010	2012	2012	Total

Principal payments on long-term debt	$19.1	$34.4	$34.4	$223.9	$311.8
Interest payments on long-term debt	19.7	36.4	32.4	173.4	261.9
Operating leases	6.4	5.3	2.9	7.8	22.4
New rig construction agreements	353.1	366.8	--	--	719.9

Total contractual cash obligations	$398.3	$442.9	$69.7	$405.1	$1,316.0

       The contractual obligations table above does not include unrecognized tax benefits. We adopted the recognition and disclosure provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109," on January 1, 2007 and had $13.5 million of unrecognized tax benefits as of December 31, 2007. Substantially all of our unrecognized tax benefits related to uncertain tax positions that were not under review by taxing authorities and therefore we are unable to specify the future periods in which we may be obligated to settle such amounts.

Liquidity

       Our liquidity position at December 31, 2007, 2006 and 2005 is summarized below (in millions, except ratios):

	2007	2006	2005

Cash and cash equivalents	$629.5	$565.8	$268.5
Working capital	625.8	602.3	347.0
Current ratio	2.2	2.6	2.5

       We expect to fund our short-term liquidity needs, including an aggregate $610.2 million of contractual obligations and anticipated capital expenditures during 2008, as well as any stock repurchases, dividends and working capital requirements, from our cash and cash equivalents and operating cash flow.

       We expect to fund our long-term liquidity needs, including contractual obligations and anticipated capital expenditures, from our cash and cash equivalents, operating cash flow and, if necessary, funds borrowed under our $350.0 million unsecured revolving credit facility or other future financing arrangements.

       We historically have funded the majority of our liquidity from operating cash flow. We anticipate a substantial amount of our cash flow in the near to intermediate-term will continue to be invested in the expansion of our deepwater drilling fleet and used to repurchase our outstanding common stock under the $500.0 million supplemental authorization, of which, approximately $318.4 million remained available for repurchases as of December 31, 2007. While future operating cash flow cannot be accurately predicted, based on our contractual backlog and current industry conditions, management expects our long-term liquidity will continue to be funded primarily by operating cash flow.

MARKET RISK

       We have net assets and liabilities denominated in numerous foreign currencies and use various methods to manage our exposure to foreign currency exchange risk. We predominantly structure our contracts in U.S. dollars, which significantly reduces the portion of our cash flows and assets denominated in foreign currencies. We also employ various strategies, including the use of derivative instruments, to match foreign currency denominated assets with equal or near equal amounts of foreign currency denominated liabilities, thereby minimizing exposure to earnings fluctuations caused by changes in foreign currency exchange rates. We also utilize derivative instruments to hedge forecasted foreign currency denominated transactions. At December 31, 2007, we had contracts outstanding to exchange an aggregate $297.2 million U.S. dollars for various foreign currencies, all of which mature during the next fourteen months. If we were to incur a hypothetical 10% adverse change in foreign currency exchange rates, the net unrealized loss associated with our foreign currency denominated assets and liabilities and related foreign currency exchange contracts as of December 31, 2007 would approximate $13.0 million.

       We use various derivative financial instruments to manage our exposure to interest rate risk. We occasionally use interest rate swap agreements to effectively convert the variable interest rate on debt to a fixed rate or the fixed rate on debt to a variable rate, and interest rate lock agreements to hedge against increases in interest rates on pending financing. At December 31, 2007, we had no outstanding interest rate swap agreements or interest rate lock agreements.

       We utilize derivative instruments and undertake foreign currency hedging activities in accordance with our established policies for the management of market risk. We do not enter into derivative instruments for trading or other speculative purposes. We believe that our use of derivative instruments and related hedging activities does not expose us to any material interest rate risk, foreign currency exchange rate risk, commodity price risk, credit risk or any other material market rate or price risk.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

       The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles requires our management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Our significant accounting policies are included in Note 1 to the Consolidated Financial Statements. These policies, along with our underlying assumptions and judgments made in their application, have a significant impact on our consolidated financial statements. We identify our most critical accounting policies as those that are the most pervasive and important to the portrayal of our financial position and operating results, and that require the most difficult, subjective and/or complex judgments by our management regarding estimates in matters that are inherently uncertain. Our most critical accounting policies are those related to property and equipment, impairment of long-lived assets and goodwill, and income taxes.

   Property and Equipment

       At December 31, 2007, the carrying value of our property and equipment totaled $3,358.9 million, which represents 68% of total assets. This carrying value reflects the application of our property and equipment accounting policies, which incorporate our management's estimates, assumptions and judgments relative to the capitalized costs, useful lives and salvage values of our rigs.

       We develop and apply property and equipment accounting policies that are designed to appropriately and consistently capitalize those costs incurred to enhance, improve and extend the useful lives of our assets and expense those costs incurred to repair or maintain the existing condition or useful lives of our assets. The development and application of such policies requires judgment and assumptions by our management relative to the nature of, and benefits from, expenditures on our assets. We establish property and equipment accounting policies that are designed to depreciate our assets over their estimated useful lives. The assumptions and judgments used by our management in determining the estimated useful lives of our property and equipment reflect both historical experience and expectations regarding future operations, utilization and performance of our assets. The use of different estimates, assumptions and judgments in the establishment of our property and equipment accounting policies, especially those involving the useful lives of our rigs, would likely result in materially different carrying values of assets and operating results.

       Useful lives of drilling rigs are difficult to estimate due to a variety of factors, including technological advances that impact the methods or cost of oil and gas exploration and development, changes in market or economic conditions, and changes in laws or regulations affecting the drilling industry. We evaluate the remaining useful lives of our rigs on a periodic basis, considering operating condition, functional capability, and market and economic factors. Our most recent change in estimated useful lives occurred in January 1998, when we extended the useful lives of our drilling rigs by an average of five to six years.

       Our fleet of 44 jackup rigs comprises over 66% of both the gross cost and net carrying amount of our property and equipment at December 31, 2007 and is depreciated over useful lives ranging from 15 to 30 years. Our ultra-deepwater semisubmersible rig is depreciated over a 30-year useful life. The following table provides an analysis of estimated increases and decreases in depreciation expense that would have been recognized for the year ended December 31, 2007 for various assumed changes in the useful lives of our drilling rigs effective January 1, 2007:

Increase (decrease) in useful lives of our drilling rigs	Estimated increase (decrease) in depreciation expense that would have been recognized (in millions)

10%	$(18.3)
20%	(33.4)
(10%)	19.0
(20%)	44.6

   Impairment of Long-Lived Assets and Goodwill

       We evaluate the carrying value of our property and equipment, primarily our drilling rigs, when events or changes in circumstances indicate that the carrying value of such rigs may not be recoverable. Generally, extended periods of idle time and/or inability to contract rigs at economical rates are an indication that a rig may be impaired. However, the offshore drilling industry has historically been highly cyclical and it is not unusual for rigs to be unutilized or underutilized for significant periods of time and subsequently resume full or near full utilization when business cycles change. Likewise, during periods of supply and demand imbalance, rigs are frequently contracted at or near cash break-even rates for extended periods of time until demand comes back into balance with supply. Impairment situations may arise with respect to specific individual rigs, groups of rigs, such as a specific type of drilling rig, or rigs in a certain geographic location. Our rigs are mobile and may generally be moved from markets with excess supply, if economically feasible. Our jackup rigs and ultra-deepwater semisubmersible rig are suited for, and accessible to, broad and numerous markets throughout the world. However, there are fewer economically feasible markets available to our barge rig.

       We test goodwill for impairment on an annual basis, or when events or changes in circumstances indicate that a potential impairment exists. The goodwill impairment test requires us to identify reporting units and estimate the fair value of those units as of the testing date. If the estimated fair value of a reporting unit exceeds its carrying value, its goodwill is considered not impaired. If the estimated fair value of a reporting unit is less than its carrying value, we estimate the implied fair value of the reporting unit's goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to such excess. In the event we dispose of drilling rig operations that constitute a business, goodwill would be allocated in the determination of gain or loss on sale. Based on our goodwill impairment analysis performed as of December 31, 2007, there was no impairment of goodwill.

       Asset impairment evaluations are, by nature, highly subjective. In most instances they involve expectations of future cash flows to be generated by our drilling rigs, and are based on our management's assumptions and judgments regarding future industry conditions and operations, as well as our management's estimates of future expected utilization, contract rates, expense levels and capital requirements of our drilling rigs. The estimates, assumptions and judgments used by our management in the application of our asset impairment policies reflect both historical experience and an assessment of current operational, industry, market, economic and political environments. The use of different estimates, assumptions, judgments and expectations regarding future industry conditions and operations would likely result in materially different carrying values of assets and operating results.

   Income Taxes

       We conduct operations and earn income in numerous international countries and are subject to the laws of tax jurisdictions within those countries, as well as U.S. federal and state tax laws. At December 31, 2007, we had a $338.9 million net deferred income tax liability, a $181.4 million liability for income taxes currently payable and a $13.5 million liability for unrecognized tax benefits.

       The carrying values of deferred income tax assets and liabilities reflect the application of our income tax accounting policies in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), and are based on our assumptions and estimates regarding future operating results and levels of taxable income, as well as our judgments regarding the interpretation of the provisions of SFAS 109. Carryforwards and tax credits are assessed for realization as a reduction of future taxable income by using a more-likely-than-not determination. In December 2007, substantially all of the undistributed earnings of our non-U.S. subsidiaries were distributed to our U.S. parent (see Note 8 to the Consolidated Financial Statements). A U.S. deferred tax liability has not been recognized for the remaining undistributed earnings of our non-U.S. subsidiaries because it is our intention to reinvest such earnings indefinitely. Should we elect to make a distribution of these earnings, or be deemed to have made a distribution of them through application of various provisions of the Internal Revenue Code, we may be subject to additional U.S. income taxes.

       The carrying values of liabilities for income taxes currently payable and unrecognized tax benefits reflect our application of the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of SFAS 109" and are based on management's interpretation of applicable tax laws, and incorporate our assumptions and judgments regarding the use of tax planning strategies in various taxing jurisdictions. The use of different estimates, assumptions and judgments in connection with accounting for income taxes, especially those involving the deployment of tax planning strategies, may result in materially different carrying values of income tax assets and liabilities and operating results.

       We operate in many international jurisdictions where tax laws relating to the offshore drilling industry are not well developed. In jurisdictions where available statutory law and regulations are incomplete or underdeveloped, we obtain professional guidance and consider existing industry practices before utilizing tax planning strategies and meeting our tax obligations. Tax returns are routinely subject to audit in most jurisdictions and tax liabilities are frequently finalized through a negotiation process. While we have historically not experienced significant adjustments to previously recognized tax assets and liabilities as a result of finalizing tax returns, there can be no assurance that significant adjustments will not arise in the future. In addition, there are several factors that could cause the future level of uncertainty relating to our tax assets and liabilities to increase, including the following:

•	During recent years the portion of our overall operations conducted in international tax jurisdictions has been increasing and we currently anticipate this trend will continue.
•
In order to utilize tax planning strategies and conduct international operations efficiently, our subsidiaries frequently enter into transactions with affiliates, which are generally subject to complex tax regulations and frequently are reviewed by tax authorities.
•	We may conduct future operations in certain tax jurisdictions where tax laws are not well developed and it may be difficult to secure adequate professional guidance.
•	Tax laws, regulations, agreements and treaties change frequently, requiring us to modify existing tax strategies to conform to such changes.

NEW ACCOUNTING PRONOUNCEMENTS

       In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141(R)"). This standard establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141(R) also establishes principles and requirements for how an acquirer recognizes and measures the goodwill acquired in a business combination and it establishes disclosure requirements to facilitate an evaluation of the nature and financial effects of a business combination. SFAS 141(R) is effective for business combinations which occur during the first annual reporting period beginning on or after December 15, 2008. We expect the effect of adoption of this statement will be limited to any future acquisitions anticipated to close subsequent to December 31, 2008.

       In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements" ("SFAS 160"). This standard amends Accounting Research Bulletin 51, "Consolidated Financial Statements", to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest should be reported as equity in the consolidated financial statements. SFAS 160 also requires net income attributable to both the parent and the noncontrolling interest to be disclosed separately on the face of the consolidated statement of income. SFAS 160 is effective for fiscal years beginning after December 15, 2008. We do not expect this statement to have a material effect on our consolidated financial position, operating results or cash flows.

       In March 2007, the FASB ratified EITF Issue No. 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards" ("EITF 06-11"). This statement establishes the requirement to recognize the income tax benefit realized from dividends paid to employees for equity classified non-vested shares, non-vested equity share units, and outstanding equity share options as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after December 15, 2007. We do not expect EITF 06-11 to have a material effect on our consolidated financial position, operating results or cash flows.

       In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115" ("SFAS 159"). This standard permits entities to choose to measure certain financial assets and liabilities and other eligible items at fair value, which are not otherwise currently required to be measured at fair value. Under SFAS 159, the decision to measure items at fair value is made at specified election dates on an irrevocable instrument-by-instrument basis. Entities electing the fair value option would be required to recognize changes in fair value in earnings and to expense upfront cost and fees associated with the item for which the fair value option is elected. Entities may elect the fair value option provided for in this standard and adopt SFAS 159 on January 1, 2008. We do not expect this statement to have a material effect on our consolidated financial position, operating results or cash flows.

       In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, provides a framework for measuring fair value in accordance with U.S. generally accepted accounting principles, and expands the disclosures required for fair value measurements. This statement applies to other accounting pronouncements that require fair value measurements; it does not require any new fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007, but was amended on February 6, 2008 to defer the effective date for one year for certain nonfinancial assets and liabilities. We do not expect this statement to have a material effect on our consolidated financial position, operating results or cash flows.